AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UNITED STRATEGIES, INC.,

PROMARK TECHNOLOGY, INC.,

SAND HILLS, INC.,

AND

PROMARK ACQUISITION CORPORATION

Dated as of March 16, 2012

(i)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 16, 2012 (“Agreement Date”) by and among: UNITED STRATEGIES, INC., a Delaware corporation (“United”); PROMARK TECHNOLOGY, INC., a Maryland corporation and wholly-owned subsidiary of United (“Promark”); SAND HILLS, INC., a Nevada corporation (“Parent”); and PROMARK ACQUISITION CORPORATION, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

A. The Boards of Directors of United, Parent and Merger Sub believe it is advisable and in the best interests of their respective companies and the stockholders of their respective companies that United and Merger Sub combine into a single company through the merger of Merger Sub and United. In furtherance thereof, the Parties agreed upon a plan for Parent to acquire United through the merger of Merger Sub with and into United, with United to survive as a subsidiary of Parent (the “Merger”).

B. The Merger was unanimously approved by unanimous written consent of the Board of Directors of Parent, by unanimous written consent of the Board of Directors of Merger Sub, by unanimous written consent of the Board of Directors of United, and by unanimous written consent of the Board of Directors of Promark.

C. It is intended that the Merger shall comply with the requirements of the DGCL (as defined below) as a statutory merger.

D. It is intended that the acquisition of United by Parent pursuant hereto shall qualify as a reverse subsidiary merger under the provisions of Section 368(a)(2)(E) of the Code (as defined below).

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

ARTICLE I. DEFINITIONS

(a)                “Affiliate” shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person. As used in this definition, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns or holds directly or indirectly five per cent (5%) or more of the voting securities or five per cent (5%) or more of the partnership or other equity interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such other Person.

(b)               “Aggregate Common Shares” shall mean the total number of shares of United Common Stock issued and outstanding as of the Agreement Date.

(c)                “Agreement” means this Agreement and Plan of Merger.

(d)               “Applicable Law” or “Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, principles of common law, requirements and Orders adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person’s properties or assets.

(e)                “Assumed Option” has the meaning set forth in Section 3.2.

(f)                “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a Material Adverse Effect in the benefits to such Person under this Agreement and the Merger.

(g)               “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

(h)               “Business” means United’s business, carried out through its wholly-owned subsidiary, Promark. Promark is a value added distributor of data storage products and solutions in the United States. Promark uses a two-tier distribution network; selling to value added resellers (VARs) and system integrators. Promark supports its distribution channel by offering sales and technical training, trade show and seminar support, leads, and demo equipment. Promark also supports its channel with its two-tier GSA Federal Supply Schedule contract, which enables Promark to authorize its resellers to sell GSA Schedule products to the federal government. Promark also sells professional computer services, maintenance, and warranties related to data storage products.

(i)                 “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Delaware are permitted or required to be closed.

(j)                 “Certificate of Merger” has the meaning set forth in Section 2.2.

(k)               “Certificate” means a certificate which represents, immediately prior to the Effective Time, outstanding United Common Stock or outstanding United Preferred Stock.

(l)                 “Closing” means the exchange of shares of United Common Stock and United Options for the Merger Consideration as set forth herein, to occur as soon after the Effective Time as is practicable for the Parties. Closing is further defined in Section 2.3.

(m)             “Closing Date” shall mean the date on which the Closing is completed.

(n)               “Code” shall mean the Internal Revenue Code of 1986, as amended.

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(o)               “Confidential Information” means any information pertaining to the business, operations, marketing, customers, financing, forecasts and plans of any Party provided to or learned by any other Party during the course of negotiation of the Merger. Confidential Information does not, however, include information that a Party can demonstrate (i) is now or hereafter becomes, through no act or failure on the part of such Party, generally known or available to the public; (ii) was known by the Party before receiving such information from the disclosing Party; or (iii) is hereafter rightfully obtained by the Party from a third party, without any breach of any obligation to the disclosing Party. Information shall be treated as Confidential Information regardless of whether such information has been marked “confidential”.

(p)               “Consent” means any approval, consent, license, permit, ratification, waiver or other authorization.

(q)               “Contract” means any agreement, contract, lease, license, consensual obligation, promise, undertaking, understanding, commitment, arrangement, instrument or document (whether written or oral and whether express or implied), whether or not legally binding.

(r)                 “DGCL” shall mean the Delaware General Corporation Law, as amended.

(s)                “Disclosure Schedules” means the disclosure schedules delivered by each Party to the other Parties as required by this Agreement on the Agreement Date and initialed by the Parties, as subsequently updated or supplemented by the Parties prior to the Closing. The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement. The Disclosure Schedules shall be attached hereto as Exhibit 1 and by reference made a part hereof.

(t)                 “Effective Time” has the meaning set forth in Section 2.2.

(u)               “Employee Benefit Plan” has the meaning set forth in ERISA Section 3(3).

(v)               “Encumbrance” means and includes:

(i)                 with respect to any personal property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(ii)               with respect to any real property (whether and including owned real estate or Leased Real Estate), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of Third Parties (including Governmental Bodies), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

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(w)             “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued by the Department of Labor pursuant to ERISA or any successor law.

(x)               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(y)               “Exchange Ratio” has the meaning set forth in 3.1(c).

(z)                “GAAP” means at any particular time generally accepted accounting principles in the United States, consistently applied on a going concern basis, using consistent audit scope and materiality standards.

(aa)                  “Governing Documents” means with respect to any particular entity, the articles or certificate of incorporation and the bylaws; all certificates of designations of classes and series of stock for the entity; equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and any amendment, supplement, correction, or restatement of any of the foregoing.

(bb)                 “Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

(cc)                  “Governmental Body” means: (i) nation, state, county, city, town, borough, village, district, tribe or other jurisdiction; (ii) federal, state, local, municipal, foreign, tribal or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) official of any of the foregoing.

(dd)                “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

(ee)                  “Knowledge of Parent” or “Knowledge” with respect to Parent means actual knowledge without independent investigation of Robert Selby.

(ff)                   “Knowledge of Promark” or “Knowledge” with respect to Promark means actual knowledge without independent investigation of Dale Foster and William Ochall.

(gg)                 “Knowledge of United” or “Knowledge” with respect to United means actual knowledge without independent investigation of Dale Foster and William Ochall.

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(hh)                 “Lost Stock Certificate Affidavit” has the meaning set forth in Section 3.4.

(ii)                     “Material Adverse Effect” means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, liabilities, revenues, income, business, operations, results of operations or prospects of such Person, taken as a whole.

(jj)                     “Merger” has the meaning set forth in Recital A.

(kk)                 “Merger Consideration” has the meaning set forth in Section 3.1(c).

(ll)                     “Merger Sub” has the meaning set forth in the preamble.

(mm)             “Merger Sub Common Stock” has the meaning set forth in Section 7.3.

(nn)                 “Nevada Code” means Nevada Revised Statutes, Title 7, as amended.

(oo)                 “Order” means any writ, directive, order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

(pp)                 “Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(qq)                 “Parent” has the meaning given in the preamble above.

(rr)                    “Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

(ss)                   “Parent Material Contracts” has the meaning set forth in Section 7.1(n).

(tt)                    “Parent Employee Benefit Plans” has the meaning set forth in Section 7.1(p)(i).

(uu)                 “Parent Financial Statements” has the meaning set forth in Section 7.1(f).

(vv)                 “Parent SEC Reports” has the meaning set forth in Section 7.1(m).

(ww)             “Parent Tax Affiliate” has the meaning set forth in Section 7.1(h)(i).

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(xx)                 “Party” or “Parties” means United, United Stockholders, Promark, Parent and/or Merger Sub.

(yy)                 “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, limited liability limited partnership, joint venture, trust or unincorporated organization, joint stock corporation or other similar organization, Governmental Body, or any other legal entity.

(zz)                  “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(aaa)               “Promark” has the meaning set forth in the preamble.

(bbb)             “Promark Balance Sheet” has the meaning set forth in Section 5.6(b).

(ccc)               “Promark Board” has the meaning set forth in Section 5.4.

(ddd)            “Promark Contracts” has the meaning set forth in Section 5.15.

(eee)               “Promark Employee Plans” has the meaning set forth in Section 5.18.

(fff)                “Promark Financial Information” has the meaning set forth in Section 5.6.

(ggg)             “Promark Intellectual Property” has the meaning set forth in Section 5.13(a).

(hhh)             “Promark Tax Affiliate” has the meaning set forth in Section 5.8(a).

(iii)                   “Real Property Lease” means any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

(jjj)                   “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(kkk)             “SEC” means the United States Securities and Exchange Commission.

(lll)                   “Securities Act” means the Securities Act of 1933, as amended.

(mmm)       “Security Interest” means any mortgage, pledge, security interest, Encumbrance, charge, claim, or other lien, other than: (a) mechanic’s, materialmen’s and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings; (c) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (d) liens arising in connection with sales of foreign receivables; (e) liens on goods in transit incurred pursuant to documentary letters of credit; (f) purchase money liens and liens securing rental payments under capital lease arrangements; and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

(nnn)             “Stockholders” means the holders of all issued and outstanding shares of United Common Stock and United Preferred Stock.

(ooo)             “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person the securities or other interests of which have the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise have the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), held by the Owner or one or more of its Subsidiaries.

(ppp)             “Surviving Corporation” has the meaning set forth in Section 2.1.

(qqq)             “Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by a Party (wherever located and whether or not carried on a Party’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

(rrr)                  “Tax” or “Taxes” means, with respect to any Person: (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, commercial rent, premium, property or windfall profit taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such person (if any); and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Code or any Applicable Law) of another person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

(sss)                “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ttt)                  “Third Party” means a Person that is not a Party to this Agreement.

(uuu)             “United” has the meaning set forth in the preamble.

(vvv)             “United Balance Sheet” has the meaning set forth in Section 4.6(b).

(www)       “United Board” has the meaning set forth in Section 4.4.

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(xxx)             “United Common Stock” has the meaning set forth in Section 4.3.

(yyy)             “United Employee Plans” has the meaning set forth in Section 4.18.

(zzz)               “United Financial Information” has the meaning set forth in Section 4.6.

(aaaa)           “United Options” means all issued and outstanding options (including commitments to grant options), whether vested or unvested, to acquire shares of United Common Stock pursuant to the 2001 United Stock Option Plan.

(bbbb)         “United Option Letter” has the meaning set forth in Section 3.2(e).

(cccc)           “United Optionholders” are holders of outstanding United Options.

(dddd)       “United Preferred Stock” has the meaning set forth in Section 4.3.

(eeee)           “United Stockholders” means the holders of shares of stock of United.

(ffff)             “United Tax Affiliate” has the meaning set forth in Section 4.8(a)

ARTICLE II. THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Nevada Code, at the Effective Time, Merger Sub shall be merged with and into United in accordance with the provisions of the DGCL and the Nevada Code. Following the Effective Time, the separate existence of Merger Sub shall cease, and United shall continue as the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) as a business corporation incorporated under the laws of the State of Delaware under the name “United Strategies, Inc.” and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and the Nevada Code.

2.2 Effective Time Of The Merger. The Merger shall become effective at such time (the “Effective Time”) as a duly executed Certificate of Merger, in form and substance reasonably acceptable to Parent and United (the “Certificate of Merger”), is filed with the Secretary of State for the State of Delaware.

2.3 Closing. The Closing shall take place as soon as practicable, and in no event later than five (5) business days after the satisfaction or waiver of each of the conditions set forth in Article X below or at such other time as the parties agree (the “Closing Date”). The Closing shall take place at the offices of Venable LLP, 750 East Pratt Street, Suite 900, Baltimore, MD 21202. The Closing Date will be on the date and at the time to be agreed upon by the Parties, consistent with the requirements of this Section 2.3.

2.4 Surviving Corporation. The Certificate of Incorporation of United, as the same has been amended, corrected and restated from time to time, shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL.

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(b) The By-laws of United shall be the By-laws of the Surviving Corporation until duly amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

(c) Those individuals set forth on Schedule 2.4 shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws.

(d) Those individuals set forth on Schedule 2.4 shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws.

(e) If at any time after the Effective Time, any Party shall consider in its reasonable judgment that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of Merger Sub by reason of, or as a result of, the Merger, or otherwise to carry out the provisions of this Agreement, then the remaining parties, as applicable, shall execute and deliver, upon request, any instruments or assurances, and do all other things reasonably necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

ARTICLE III. EFFECT OF THE MERGER

3.1 Effect on Shares and Merger Sub Capital Stock. As at the Effective Time, by virtue of the Merger and without any action on the part of Parent, United, Merger Sub, or the United Stockholders:

(a) Each issued and outstanding share of Parent Common Stock immediately prior to the Effective Time shall remain outstanding and unaffected as issued and outstanding shares of Parent.

(b) Each share of United Common Stock and United Preferred Stock held in the treasury of United shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Each share of United Common Stock, issued and outstanding as of immediately prior to the Effective Time, shall be converted into, and become exchangeable for the right to receive consideration (the “Merger Consideration”), consisting of 2.946421648 shares (the “Exchange Ratio”) of Parent Common Stock, provided that the total number of shares of Parent Common Stock held by a Stockholder immediately after the Effective Time shall be rounded to a whole share pursuant to Section 3.8(b) herein. After the Effective Time, all shares of United Common Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto other than (i) the right to receive shares of Parent Common Stock to be issued in consideration therefor upon the surrender of such certificate and (ii) any dividends and other distributions in accordance with Section 3.4(c).

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(d) Each share of United Preferred Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, shall be converted into, and become exchangeable for the right to receive that portion of the Merger Consideration consisting of 2.946421648 shares of Parent Common Stock, provided that the total number of shares of Parent Common Stock held by the United Preferred Stockholder immediately after the Effective Time shall be rounded to a whole share pursuant to Section 3.8(b) herein.

(e) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as each share so converted, and shall thereupon constitute the only outstanding shares of capital stock of the Surviving Corporation.

3.2 Effect on Options and Option Exchange Procedures.

(a) Each outstanding (as of immediately prior to the Effective Time) United Option shall be cancelled and in exchange Parent shall issue to former United Optionholder a substitute option (an “Assumed Option”) to purchase the number of shares of Parent Common Stock determined by multiplying (i) the number of shares of United Common Stock subject to such United Option immediately prior to the Effective Time by (ii) the Exchange Ratio, provided that the total number of shares of Parent Common Stock which the United Optionholder is entitled to purchase at the Effective Time shall be rounded to a whole share pursuant to Section 3.8(c) herein. The exercise price of each share of Parent Common Stock under the Assumed Option shall be determined by dividing (i) the exercise price for each share otherwise purchasable pursuant to the United Option for which it was substituted by (ii) the Exchange Ratio (the “Adjusted Exercise Price”), and rounding such amount pursuant to Section 3.8(c) herein. Except for the foregoing adjustments and adjustments described in the United Option Letter, all the terms and conditions in effect for each United Option immediately prior to the Effective Time shall continue in effect under the Assumed Option issued in substitution in accordance with this Agreement. The substitution of the Assumed Options for the United Options is intended to meet the requirements of Treasury Regulations Section 1.409A-1(b)(5)(v)(D). United agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of United Options in lieu of the substitution therefor of Assumed Options.

(b) Parent shall adopt immediately following Closing the Parent 2012 Omnibus Stock Plan attached hereto as Exhibit 2 (the “Parent Plan”). The Parent Plan shall provide for (i) issuance of the Assumed Options and (ii) for the number of shares of Parent Common Stock reflected in the Assumed Options and additional shares of Parent Common Stock, for an aggregate of twenty-one million (21,000,000) shares of Parent Common Stock authorized under the Parent Plan. The Parent Plan shall be submitted to holders of Parent Common Stock for approval by the stockholders of Parent within twelve (12) months of its adoption.

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(c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Assumed Options and the number of additional shares available under the Parent Plan.

(d) As soon as practicable after the Effective Time, but in no event later than ninety (90) days after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering the shares subject to the Parent Plan, including the shares subject to the Assumed Options. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the Securities Act and the Exchange Act) at least for so long as any Assumed Options or other awards issued under the Parent Plan remain outstanding.

(e) Prior to the Closing Date, United shall mail or otherwise deliver to each United Optionholder (i) a letter of transmittal in form and substance reasonably acceptable to Parent and United (the “United Option Letter”) requesting confirmation of the continued ownership of the United Options and describing changes related to administration of the Assumed Options under the Parent Plan following Closing, and (ii) a FIRPTA affidavit, in a form acceptable to Parent. The United Optionholders shall have returned the United Option Letters and FIRPTA affidavits to Parent, properly completed and duly executed, with signatures guaranteed in a manner reasonably acceptable to Parent’s counsel prior to Closing. The United Optionholders shall use reasonable commercial efforts to cure promptly any deficiencies with respect to the endorsement of any United Option Letter or other documents of conveyance with respect to such United Option Letters. Upon such return to Parent and as soon as practicable following Closing, each of the United Optionholders shall be entitled to receive a notice from Parent reflecting his or her portion of Assumed Options and the terms and conditions thereof.

(f) At and after the Effective Time, until the United Option Letters have been returned, such United Option Letter shall be deemed to evidence only the right to receive Assumed Options.

(g) From and after the Effective Time, each United Option that is assumed by Parent and exchanged for an Assumed Option by virtue of the Merger pursuant to this Section 3.2 shall no longer be outstanding and shall cease to have any rights other than the right to be exchanged for an Assumed Option, upon the terms and subject to the conditions set forth in this Agreement.

3.3 Adjustment of the Exchange Ratio. In the event that, prior to the Effective Date, any stock split, combination, reclassification or stock dividend with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities or any other dividend or distribution with respect to the Parent Common Stock should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and thereafter all references to the Exchange Ratio shall be deemed to be to such Exchange Ratio as so adjusted.

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3.4 Surrender and Exchange of Certificates. Promptly after the Effective Time and upon (i) surrender of a Certificate or Certificates representing shares of United Common Stock or United Preferred Stock that were outstanding immediately prior to the Effective Time or delivery of an affidavit and indemnification in form reasonably acceptable to counsel for the Parent and any transfer agent for the Parent Common Stock stating that such Stockholder has lost their Certificate or Certificates representing such stock (“Lost Stock Certificate Affidavit”) or that such Certificate or Certificates has or have been destroyed and (ii) delivery of a letter of transmittal (“Letter of Transmittal”), Parent shall issue to each record holder of the United Common Stock or United Preferred Stock surrendering such Certificate or Certificates (or delivering a Lost Stock Certificate Affidavit) and delivering such Letter of Transmittal, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Sections 3.1(c) and 3.1(d) hereof. Until the Certificate, Certificates or Lost Stock Certificate Affidavit is or are surrendered together with the Letter of Transmittal as contemplated by this Section 1.6 hereof, each Certificate or Lost Stock Certificate Affidavit that immediately prior to the Effective Time represented any outstanding shares of United Common Stock or shares of United Preferred Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Sections 3.1(c) and 3.1(d) hereof for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of Nevada Law.

3.5 Parent Common Stock.

(a) Parent agrees that it will cause the Parent Common Stock into which the United Common Stock and the United Preferred Stock is converted at the Effective Time pursuant to Sections 3.1(c) and 3.1(d) to be available for such purpose. Parent further covenants that immediately prior to the Effective Time there will be no more than 2,000,000 shares of Parent Common Stock issued and outstanding and that no other common or preferred stock or equity securities of Parent or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities of Parent shall be issued or outstanding, except as described herein.

(b) The Parties acknowledge and agree that the shares of Parent Common Stock issuable pursuant to Section 3.1(c) and each certificate, instrument or other document issued by Parent on the Closing Date upon the surrender of any security convertible into, exchangeable for or evidencing a right to acquire United Common Stock will be restricted securities as defined under the Securities Act and may be transferred or sold only pursuant to an effective registration under the Securities Act or an exemption from the registration provisions of the Securities Act and that each certificate evidencing the Parent Common Stock issued pursuant to Section 3.1(c) and each certificate, instrument or other document issued by Parent on the Closing Date upon the surrender of any security convertible into, exchangeable for or evidencing a right to acquire United Common Stock will bear the legends in substantially the form set forth below:

(i) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS;

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(ii) Any additional legend required by Applicable Law.

The legend set forth in (i) above shall be removed from any certificate evidencing such shares of Parent Common Stock issued pursuant to Section 3.1(c) and each certificate, instrument or other document issued by Parent on the Closing Date upon the surrender of any security convertible into, exchangeable for or evidencing a right to acquire United Common Stock upon delivery to Parent of an opinion of counsel, reasonably satisfactory to Parent, that such security can be freely transferred without such a registration statement being in effect or that one is in effect, and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Parent issued such Merger Shares.

3.6 Stock Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of United shall be closed and thereafter there shall be no further registration of transfers of shares of United Common Stock on the records of the United. From and after the Effective Time, the holders of shares of United Common Stock and United Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

3.7 Voting by Unexchanged Shares. Holders of unsurrendered Certificates who were the registered holders at the Effective Time and who have approved the Merger shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates as calculated in accordance with the provisions of this Agreement, regardless of whether such holders have exchanged their Certificates.

3.8 No Fractional Shares.

(a) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and such a fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Parent.

(b) The total number of shares of Parent Common Stock to which each United Stockholder shall be entitled after the Effective Time shall be rounded down to the nearest whole share.

(c) The total number of shares of Parent Common Stock which each United Optionholder shall be entitled to purchase under the Assumed Options issued in substitution after the Effective Time shall be rounded down to the nearest whole share. The Adjusted Exercise Price shall be rounded up to the nearest hundredth of a cent.

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3.9 No Further Ownership Rights in United Common Stock. All shares of Parent Common Stock delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the United Common Stock previously represented by such Certificate.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF UNITED

United makes the following representations and warranties to Parent and Merger Sub as of the Agreement Date and through and including the Closing Date:

4.1 Organization and Good Standing.

(a) United is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. United is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on United.

(b) United has a single subsidiary, which is Promark. United owns all of the issued and outstanding capital stock of Promark. United does not own any shares of capital stock or other securities of any other Person other than Promark.

4.2 Corporate Documents. True and correct copies of the following documents have been made available to Parent:

(a) the Governing Documents, as amended, corrected and restated from time to time, of United; and

(bi) a shareholder list setting forth all owners of the capital stock of United as they appear in the stock records of United.

4.3 Capitalization of United. The entire authorized capital stock of United consists of 15,000,000 shares. United is authorized to issue 12,000,000 shares of common stock having a par value of $0.001 per share (“United Common Stock”), of which 7,100,889 shares are issued and outstanding. United is authorized to issue 3,000,000 shares of preferred stock having a par value of $0.001 per share (“United Preferred Stock”), of which 167,000 shares of Series B preferred stock are issued and outstanding. No other series of preferred stock is issued and outstanding. All of United’s issued and outstanding shares of common stock and Series B preferred stock have been duly authorized, are validly issued, fully paid and non-assessable. The United Options consist of options to purchase 5,629,111 shares of United Common Stock under The United Strategies 2001 Stock Option Plan. A capitalization table illustrating the fully-diluted ownership of United is set forth on Schedule 4.3. There are no: (a) United stock option plans other than The United Strategies 2001 Stock Option Plan; (b) option plans under which any Person may purchase United Preferred Stock; and (c) options to purchase United Preferred Stock. Other than this Agreement, and those options to purchase United common stock listed on Schedule 4.3 there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, registration rights or other agreements or commitments to which United is a party or which are binding upon United providing for the issuance, disposition or acquisition of any of its capital stock, nor any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to United.

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4.4 Authorization of Transaction. United has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. At the Effective Time, this Agreement shall be duly and validly authorized by all necessary action on the part of United in accordance with Applicable Laws and United’s Governing Documents. This Agreement has been duly executed and delivered by United, and shall constitute the valid and binding agreement of United, enforceable against United in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally; (b) general equitable principles; and (c) the discretion of courts in granting equitable remedies. Other than filing the appropriate Certificate of Merger, United does not need to give any notice to, make any filing with, or obtain any Consent of any Governmental Body in order to consummate the Merger. The Board of Directors of United (the “United Board”) has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and has taken all corporate actions required to be taken by the United Board for the consummation of the Merger.

4.5 Noncontravention. Neither the execution and delivery of this Agreement, nor consummation of the Merger, by United will:

(a) violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which United is subject or any provision of its Governing Documents; or

(b) conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which United is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of United or on the ability of the Parties to consummate the Merger.

4.6 United Financial Information. Schedule 4.6 shall include the following financial information (collectively, the “United Financial Information”):

(a) audited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity and cash flow, as of and for the fiscal years ended June 30, 2011 and June 30, 2010; and

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(b) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for seven (7) months ended January 31, 2012 (the “United Balance Sheet”) for United. The United Financial Information presents fairly the financial condition of United as of such dates and the results of operations of United for such periods, in accordance with GAAP and are consistent with the books and records of United (which books and records are correct and complete in all material respects).

4.7 Tax Matters.

(a) United and each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Code, of which United is or has been a member (“United Tax Affiliate”), for the years that it was a United Tax Affiliate:

(i) has timely paid or caused to be paid all Taxes required to be paid by it though the Agreement Date and as of the Closing Date (including any Taxes shown due on any Tax Return);

(ii) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of United and each United Tax Affiliate were complete and correct in all material respects; and

(iii) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b) Since January 1, 2009, neither United nor any United Tax Affiliate (for the years that it was a United Tax Affiliate) has been notified by the IRS or any other Governmental Body that any issues have been raised (and no such issues are currently pending) by the IRS or any other Governmental Body in connection with any Tax Return filed by or on behalf of United or any United Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to United or any United Tax Affiliate (for years that it was a United Tax Affiliate); no Tax liens have been filed against United or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against United or any United Tax Affiliate (for the years that it was a United Tax Affiliate);

(c) United is a C-corporation and has maintained its status as a C-corporation since its inception.

(d) United is not and was not at any time since its inception a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code or the regulations issued thereunder; neither the United Common Stock nor the United Preferred Stock constitutes a “United States real property interest” within the meaning of Sections 897(c) or 1445 of the Code or the regulations issued thereunder; none of the United Stockholders or United Optionholders is a foreign person as that term is defined in the Code or the regulations issued thereunder; and neither Parent nor Merger Sub will be required to withhold Taxes from any portion of the Merger Consideration on the grounds that one or more of the United Stockholders or United Optionholders is a foreign person, as that term is defined in the Code or the regulations issued thereunder.

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4.8 Title to Assets. United has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Business in the manner presently operated by United, as reflected in the United Financial Information.

4.9 Real Property. United does not own or hold an ownership interest in any real property.

4.10 Leased Real Property. United does not have a leasehold interest in any real property.

4.11 Condition of Properties. All facilities, office equipment, fixtures and other properties owned, leased or used by United are in good operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for United’s business as presently conducted.

4.12 Affiliate Transactions. No officer, director, or employee of United or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such persons), has any agreement with United or any interest in any of their property of any nature, used in or pertaining to the Business (other than the ownership of capital stock of the corporation as disclosed in Section 4.3). None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of United or in any Person from whom or to whom United leases any property or transacts business of any nature.

4.13 Litigation.

(a) There is no pending or, to the Knowledge of United, threatened Proceeding:

(i) by or against United or that otherwise relates to or may affect the Business which, if adversely determined, would have a Material Adverse Effect; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

(b) There is no material Order or judgment to which United or the Business is subject.

(c) To the Knowledge of United, no officer, director, agent or employee of United (i) is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business or (ii) is or has been the subject of any action, suit, proceeding or order involving a claim of violation of or liability under federal or state securities laws.

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4.14 Employee Benefits.

(a) Schedule 4.14 lists all material (i) Employee Benefit Plans of United, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of United, in the case of a plan described in (i) or (ii) above, that is currently maintained by United or with respect to which United has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “United Employee Plans”). United has heretofore made available to Parent true and complete copies of the United Employee Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(b) No United Employee Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

(c) There is no Proceeding pending or, to the Knowledge of United, threatened against the assets of any United Employee Plan or, with respect to any United Employee Plan, against United other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect, and, to the Knowledge of United there, is no Proceeding pending or threatened in writing against any fiduciary of any United Employee Plan other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect.

(d) Each of the United Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e) Each of the United Employee Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(f) No director, officer, or employee of United will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any United Employee Plan solely as a result of consummation of the Merger.

4.15 Insurance. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring United and its properties and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated.

4.16 Employees. United has complied in all material respects with all laws relating to the employment of labor, and United has encountered no material labor union difficulties. Other than pursuant to ordinary arrangements of employment compensation, United is not under any obligation or liability to any officer, director or employee of United.

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4.17 Legal Compliance. United is in material compliance with all Applicable Laws (including rules and regulations thereunder) of any Governmental Bodies having jurisdiction over United, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

4.18 Brokers’ Fees. United has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger for which United, Parent or Merger Sub could become liable or obligated.

4.19 Undisclosed Liabilities. United has no liability (and to the Knowledge of United, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for

(i) liabilities reflected or reserved against in the United Balance Sheet; or

(ii) liabilities which have arisen in the Ordinary Course of Business since the date of the United Balance Sheet.

4.20 Disclosure. The representations and warranties of United contained in this Agreement or in any Exhibits hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or in such Exhibits not misleading.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PROMARK

Promark makes the following representations and warranties to Parent and Merger Sub as of the Agreement Date and through and including the Closing Date:

5.1 Organization and Good Standing.

(a) Promark is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Promark is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on Promark.

(b) Promark has no subsidiaries. United owns all of the issued and outstanding capital stock of Promark. Promark does not own any shares of capital stock or other securities of any other Person.

5.2 Corporate Documents. True and correct copies of the Governing Documents, as amended, corrected and restated from time to time, of Promark have been made available to Parent.

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5.3 Capitalization of Promark. All of Promark’s issued and outstanding shares of common stock have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record by United. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, registration rights or other agreements or commitments to which Promark is a party or which are binding upon Promark providing for the issuance, disposition or acquisition of any of its capital stock, nor any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Promark.

5.4 Authorization of Transaction. Promark has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. At the Effective Time, this Agreement shall be duly and validly authorized by all necessary action on the part of Promark in accordance with Applicable Laws and Promark’s Governing Documents. This Agreement has been duly executed and delivered by Promark, and shall constitute the valid and binding agreement of Promark, enforceable against Promark in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally; (b) general equitable principles; and (c) the discretion of courts in granting equitable remedies.  The Board of Directors of Promark (the “Promark Board”) has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby.

5.5 Noncontravention. Neither the execution of this Agreement, nor the delivery of this Agreement, nor Promark’s performance of its obligations under this Agreement by Promark will:

(a) violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Promark is subject or any provision of its Governing Documents; or

(b) conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Promark is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Promark or on the ability of the Parties to consummate the Merger.

5.6 Promark Financial Information. Schedule 5.6 shall include the following financial information (collectively, the “Promark Financial Information”):

(a) audited balance sheets and statements of income, changes in stockholders’ equity and cash flow, as of and for the fiscal years ended June 30, 2011 and June 30, 2010; and

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(b) unaudited balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for seven (7) months ended January 31, 2012 (the “Promark Balance Sheet”) for Promark. The Promark Financial Information presents fairly the financial condition of Promark as of such dates and the results of operations of Promark for such periods, in accordance with GAAP and are consistent with the books and records of Promark (which books and records are correct and complete in all material respects).

5.7 Tax Matters.

(a) Promark and each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Code, of which Promark is or has been a member (“Promark Tax Affiliate”), for the years that it was a Promark Tax Affiliate:

(i) has timely paid or caused to be paid all Taxes required to be paid by it though the Agreement Date and as of the Closing Date (including any Taxes shown due on any Tax Return);

(ii) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of Promark and each Promark Tax Affiliate were complete and correct in all material respects; and

(iii) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b) Since January 1, 2009, neither Promark nor any Promark Tax Affiliate (for the years that it was a Promark Tax Affiliate) has been notified by the IRS or any other Governmental Body that any issues have been raised (and no such issues are currently pending) by the IRS or any other Governmental Body in connection with any Tax Return filed by or on behalf of Promark or any Promark Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to Promark or any Promark Tax Affiliate (for years that it was a Promark Tax Affiliate); no Tax liens have been filed against Promark or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against Promark or any Promark Tax Affiliate (for the years that it was a Promark Tax Affiliate).

(c) Promark is a C-corporation and has maintained its status as a C-corporation since its inception.

(d) Promark is not and was not at any time since its inception a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code or the regulations issued thereunder.

5.8 Title to Assets. Promark has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Business in the manner presently operated by Promark, as reflected in the Promark Financial Information.

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5.9 Real Property. Promark does not own or hold an ownership interest in any real property.

5.10 Leased Real Property. Schedule 5.10 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Promark has a leasehold interest and an accurate description (by location, name of lessor, date of lease and term expiration date) of all Real Property Leases pursuant to which Promark has a leasehold interest.

5.11 Condition of Properties. All facilities, office equipment, fixtures and other properties owned, leased or used by Promark are in good operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for Promark’s business as presently conducted.

5.12 Promark Intellectual Property.

(a) Promark owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet web sites, domain names and applications and registrations pertaining thereto (collectively, “Promark Intellectual Property”) that are used in the Business except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

(b) Except as may be evidenced by patents issued after the Agreement Date, there are no conflicts with or infringements of any material Promark Intellectual Property by any third party and the conduct of the Business as currently conducted does not conflict with or infringe any proprietary right of a third party.

(c) Promark owns or has the right to use all software currently used in and material to the Business.

5.13 Affiliate Transactions. Except as set forth on Schedule 5.13, no officer, director, or employee of Promark or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such persons), has any agreement with Promark or any interest in any of their property of any nature, used in or pertaining to the Business (other than the ownership of capital stock of the corporation as disclosed in Section 4.3). None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of Promark or in any Person from whom or to whom Promark leases any property or transacts business of any nature.

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5.14 Contracts. Schedule 5.14 is a true, complete and accurate list of all written Contracts executed by an officer or duly authorized employee of Promark or to which Promark is a party which either:

(a) involving more than $10,000, or

(b) in the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers and employees.

Except as disclosed in Schedule 5.14: (i) Promark has fully complied with all material terms of the Promark Contracts; (ii) to the Knowledge of Promark, other parties to the Promark Contracts have fully complied with the terms of the Promark Contracts; and (iii) there are no disputes or complaints with respect to, nor has Promark received any written notices that any other party, to the Promark Contracts is terminating, intends to terminate or is considering terminating, any of the Promark Contracts listed or required to be listed in Schedule 5.14.

5.15 Litigation.

(a) Except as set forth in Schedule 5.15(a), there is no pending or, to the Knowledge of Promark, threatened Proceeding:

(i) by or against Promark or that otherwise relates to or may affect the Business which, if adversely determined, would have a Material Adverse Effect; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

(b) There is no material Order to which Promark or the Business is subject.

(c) To the Knowledge of Promark, no officer, director, agent or employee of Promark (i) is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business or (ii) is or has been the subject of any action, suit, proceeding or order involving a claim of violation of or liability under federal or state securities laws.

5.16 Employee Benefits.

(a) Schedule 5.16 lists all material (i) Employee Benefit Plans of Promark, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Promark, in the case of a plan described in (i) or (ii) above, that is currently maintained by Promark or with respect to which Promark has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Promark Employee Plans”). Promark has heretofore made available to Parent true and complete copies of the Promark Employee Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

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(b) No Promark Employee Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

(c) There is no Proceeding pending or, to the Knowledge of Promark, threatened against the assets of any Promark Employee Plan or, with respect to any Promark Employee Plan, against Promark other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect, and, to the Knowledge of Promark, there is no Proceeding pending or threatened in writing against any fiduciary of any Promark Employee Plan other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect.

(d) Each of the Promark Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e) Each of the Promark Employee Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(f) No director, officer, or employee of Promark will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Promark Employee Plan solely as a result of consummation of the Merger.

5.17 Insurance. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring Promark and its properties and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated.

5.18 Employees. Promark has complied in all material respects with all laws relating to the employment of labor, and Promark has encountered no material labor union difficulties. Other than pursuant to ordinary arrangements of employment compensation, Promark is not under any obligation or liability to any officer, director or employee of Promark.

5.19 Labor Relations. Promark is not a party to any collective bargaining or similar agreement. To the Knowledge of Promark, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against Promark by any employee of Promark or any other Person or entity. Promark believes that its relationship with its employees is good.

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5.20 Legal Compliance. Promark, Promark is in material compliance with all Applicable Laws (including rules and regulations thereunder) of any Governmental Bodies having jurisdiction over Promark, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

5.21 Brokers’ Fees. Promark has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger for which Promark, Parent or Merger Sub could become liable or obligated.

5.22 Undisclosed Liabilities. Promark has no liability (and to the Knowledge of Promark, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for

(i) liabilities reflected or reserved against in the Promark Balance Sheet; or

(ii) liabilities which have arisen in the Ordinary Course of Business since the date of the Promark Balance Sheet.

5.23 Disclosure. The representations and warranties of Promark contained in this Agreement or in any Exhibits hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or in such Exhibits not misleading.

ARTICLE VI. [RESERVED]

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub, jointly and severally, makes the following representations and warranties as of the Agreement Date and through and including the Closing Date:

7.1 Representations of Parent Concerning the Transaction.

(a) Organization and Good Standing.

(i) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(ii) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub’s authorized capital consists of 100 shares of common stock, par value $0.001 per share, all of which shares are issued and registered in the name of Parent.

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(b) Authorization of Transaction. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. At the Effective Time, this Agreement shall be duly and validly authorized by all necessary action on the part of each of Parent and Merger Sub in accordance with Applicable Laws and the Governing Documents of each. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and shall constitute the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally; (b) general equitable principles; and (c) the discretion of courts in granting equitable remedies. Other than filing the appropriate Certificate of Merger, neither Parent nor Merger Sub needs to give any notice to, make any filing with, or obtain any Consent of, any Governmental Body in order to consummate the Merger. Each of the Board of Directors of Parent and the Board of Directors of Merger Sub has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and has taken all corporate actions required to be taken by the Board of Directors of Parent and the Board of Directors of Merger Sub for the consummation of the Merger.

(c) Capitalization of Parent. The entire authorized capital stock of Parent consists of one hundred million (100,000,000) shares of common stock having (i) a par value of $0.0001 per share, of which 2,000,000 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock having a par value of $0.0001 per share, none of which is issued and outstanding. All issued and outstanding shares of Parent Common Stock have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Parent is a party or which are binding upon Parent providing for the issuance, disposition or acquisition of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to Parent.

(d) Noncontravention. Neither the execution and delivery of this Agreement, nor consummation of the Merger, will:

(i) violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Parent or Merger Sub is subject or any provision of the Governing Documents of Parent or Merger Sub; or

(ii) conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Parent or Merger Sub is a party or by which either of them is bound or to which any of their assets are subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Parent or Merger Sub or on the ability of the Parties to consummate the Merger.

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(e) Affiliate Transactions. No officer, director, or employee of Parent or Merger Sub or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such Persons), has any agreement with Parent or any interest in any of their property of any nature, used in or pertaining to the business of Parent or Merger Sub, other than the ownership of common stock in Parent. None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of Parent or Merger Sub or in any Person from whom or to whom Parent or Merger Sub leases any property or transacts business of any nature.

(f) Parent Financial Information. The balance sheets, and statements of income, changes in financial position and stockholders’ equity contained in the Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

(g) Events Subsequent. Since December 31, 2011, there has not been, occurred or arisen, with respect to Parent:

(i)                 any change or amendment in its Governing Documents;

(ii)               any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

(iii)             any direct or indirect redemption, purchase or acquisition by any Person of any of its capital stock or of any interest in or right to acquire any such stock;

(iv)             any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(v)               any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(vi)             the organization of any Subsidiary (other than the Merger Sub) or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

(vii)           any damage, destruction or loss of any of the its properties or assets whether or not covered by insurance;

(viii)         any sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

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(ix)             the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(x)               any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), involving more than $10,000 to which it is a party or by which it is bound;

(xi)             any Security Interest or Encumbrance imposed upon any of its assets, tangible or intangible;

(xii)           any grant of any license or sublicense of any rights under or with respect to any Parent Intellectual Property;

(xiii)         any sale, assignment or transfer (including transfers to any employees, affiliates or shareholders) of any Parent Intellectual Property;

(xiv)         any capital expenditure (or series of related capital expenditures) involving more than $10,000 and outside the Ordinary Course of Business;

(xv)           any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $10,000 and outside the Ordinary Course of Business;

(xvi)         any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000;

(xvii)       any delay or postponement of the payment of accounts payable or other liabilities;

(xviii)     any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) involving more than $10,000 and outside the Ordinary Course of Business;

(xix)         any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees either involving more than $500 individually or $2,500 in the aggregate;

(xx)           the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken away any such action with respect to any other Employee Benefit Plan);

(xxi)         any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

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(xxii)       any increase in the base compensation of any of its directors, officers, and employees;

(xxiii)     any charitable or other capital contribution in excess of $2,500;

(xxiv)     any taking of other action or entrance into any other transaction other than in the Ordinary Course of Business, or entrance into any transaction with any insider of Parent;

(xxv)       any other event or occurrence that may have or could reasonably be expected to have an Material Adverse Effect on Parent (whether or not similar to any of the foregoing); or

(xxvi)     any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

(h) Tax Matters.

(i) Parent and each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Code, of which Parent is or has been a member (“Parent Tax Affiliate”), for the years that it was a Parent Tax Affiliate of Parent:

(A) has timely paid or caused to be paid all Taxes required to be paid by it though the Agreement Date and as of the Closing Date (including any Taxes shown due on any Tax Return);

(B) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of Parent and each Parent Tax Affiliate were completed and correct in all material respects; and

(C) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(ii) Since April 2, 2009, neither Parent nor any Parent Tax Affiliate (for the years that it was a Parent Tax Affiliate) has been notified by the Internal Revenue Service or any other Governmental Body that any issues have been raised (and no such issues are currently pending) by the IRS or any other Governmental Body in connection with any Tax Return filed by or on behalf of Parent or any Parent Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to Parent or any Parent Tax Affiliate (for years that it was a Parent Tax Affiliate); no Tax liens have been filed against Parent or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against Parent or any Parent Tax Affiliate (for the years that it was a Parent Tax Affiliate);

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(iii) Parent is a C-corporation and has maintained its status as a C-corporation since its inception.

(iv) Parent is not and was not at any time since its inception a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code or the regulations issued thereunder; Parent Common Stock does not constitute a “United States real property interest” within the meaning of Sections 897(c) or 1445 of the Code or the regulations issued thereunder.

(i) Title to Assets. Each of Parent and Merger Sub has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate its Business in the manner presently operated.

(j) Real Property. Neither Parent nor Merger Sub owns or holds an ownership interest in any real property.

(k) Condition of Properties. All facilities, office equipment, fixtures and other properties owned, leased or used by each of Parent or Merger Sub are in operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for the business of each of Parent and Merger Sub as presently conducted.

(l) Parent Intellectual Property.

(i)                 Each of Parent and Merger Sub owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including reissues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto (collectively, “Parent Intellectual Property”) that are used in the business of Parent or Merger Sub except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

(ii)               Except as may be evidenced by patents issued after the Agreement Date, there are no conflicts with or infringements of any material Parent Intellectual Property by any Third Party and the conduct of the business of Parent and Merger Sub as currently conducted does not conflict with or infringe any proprietary right of a Third Party.

(iii)             Parent owns or has the right to use all software currently used in and material to the Parent Business.

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(m) SEC Reports and Financial Statements.

(i)                 Parent has filed with the SEC all reports and other filings required to be filed by Parent in accordance with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the “Parent SEC Reports”). As of their respective dates, Parent SEC Reports complied with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such Parent SEC Reports and, except to the extent that information contained in any Parent SEC Report has been revised or superseded by a later Parent SEC Report filed and publicly available prior to the date of this Agreement, none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in Parent SEC Reports were prepared from and are in accordance with the accounting books and other financial records of Parent, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Parent SEC Reports, Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations incurred in the Ordinary Course of Business.

(ii)               Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since the last filing of a Parent SEC Report.

(iii)             Parent is not an investment company within the meaning of Section 3 of the Investment Company Act of 1940, as amended.

(iv)             Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and rules.

(v)               The Parent SEC Reports include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to matters certified therein other than knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither Parent nor any of its officers has received any notice from the SEC or any other governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

(vi)             Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

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(n) Parent Contracts. The Parent SEC Reports contain true and accurate copies of all agreements required to be filed as material contracts under Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act (the “Parent Material Contracts”). To the Knowledge of Parent, no party to any Parent Material Contract has a claim against Parent in respect of any breach or default thereunder.

(o) Litigation. Except as disclosed in the Parent SEC Reports, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the Knowledge of Parent, threatened against or affecting the Parent or Merger Sub or their properties, assets or business. Neither Parent nor Merger Sub is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

(p) Employee Benefits.

(i)                 Except as disclosed in the Parent SEC Reports, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by Parent. Any plans listed in the Parent SEC Reports are hereinafter referred to as the “Parent Employee Benefit Plans.”

(ii)               Any current or prior material documents, including all amendments thereto, with respect to each Parent Employee Benefit Plan have been given to United or its advisers.

(iii)             All Parent Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(iv)             There are no pending claims or lawsuits which have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts or funds under the Parent Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Employee Benefit Plans or against any fiduciary of a Parent Employee Benefit Plan with respect to the operation of such plan, nor does Parent have any Knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to form the basis of any such claim or lawsuit.

(v)               There is no pending or, to the Knowledge of Parent, contemplated investigation, or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Parent Employee Benefit Plan and Parent has no Knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(vi)             No actual or, to the Knowledge of Parent, contingent liability exists with respect to the funding of any Parent Employee Benefit Plan or for any other expense or obligation of any Parent Employee Benefit Plan, except as disclosed on the financial statements of Parent, and no actual or contingent liability exists under ERISA with respect to any pension plan subject to Code Section 412 or Title IV of ERISA or “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

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(q) Insurance. Except as set forth on Schedule 7.1(q), there is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring Parent and its properties and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated.

(r) Legal Compliance. Parent and Merger Sub are in material compliance with all Applicable Laws of any Governmental Bodies having jurisdiction over Parent, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

(s) Brokers’ Fees. Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger for which Parent, Merger Sub or United could become liable or obligated.

(t) Undisclosed Liabilities. Neither Parent nor Merger Sub has any liability (and to the Knowledge of Parent, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for

(i) liabilities reflected or reserved against in the Parent Financial Statements; or

(ii) liabilities which have arisen in the Ordinary Course of Business since December 31, 2011.

(u) Disclosure. The representations and warranties of Parent and Merger Sub contained in this Agreement or in any Exhibits hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or in such Exhibits not misleading.

7.2 No Subsidiaries. Merger Sub does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization. Merger Sub is not a party to any joint venture or partnership.

7.3 Merger Sub Common Stock. Parent owns, beneficially and of record, all of the issued and outstanding shares of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”), all which Merger Sub Common Stock is validly issued and outstanding, fully paid and non-assessable, free and clear of all liens and encumbrances. Parent has the corporate power to vote such shares of Merger Sub Common Stock pursuant to this Agreement. Parent has, or will by the Effective Time have, taken all such actions as may be required in its capacity as the sole stockholder of Merger Sub to approve the Merger.

ARTICLE VIII. ACCESS TO INFORMATION AND DOCUMENTS.

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8.1 Access to Information. Between Agreement Date and the Closing Date, each Party will give to the others and their counsel, accountants and other representatives full access to all the properties, documents, contracts, personnel files and other records and shall furnish copies of such documents and with such information with respect to its affairs as may from time to time be reasonably requested. Each Party will disclose to the others and make available to each such Party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of United, Merger Sub, Parent, or Promark as the case may be. In addition, United and Promark shall make available to Parent all such banking, investment and financial information as shall be necessary to allow for the efficient integration of United’s and Promark’s banking, investment and financial arrangements with those of Parent at the Effective Time. Access of Parent pursuant to the foregoing shall be granted at a reasonable time and upon reasonable notice.

8.2 Effect of Access.

(a) Nothing contained in this Article VIII shall be deemed to create any duty or responsibility on the part of any Party to investigate or evaluate the value, validity or enforceability of any Contract or other asset included in the assets of another Party.

(b) With respect to matters as to which any Party has made express representations or warranties herein, the Parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such Parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

ARTICLE IX. COVENANTS.

9.1 Current Information. During the period from the Agreement Date to the Effective Time, each Party hereto shall promptly notify each other Party of any (i) significant change in the normal course of business or operations of the Business or the business of Parent and Merger Sub, (ii) Proceeding (or communications indicating that the same may be contemplated), or the institution or threat or settlement of Proceedings, in each case involving the Parties the outcome of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Party, taken as a whole or (iii) event which such Party reasonably believes could be expected to have a Material Adverse Effect on the ability of any party hereto to consummate the Merger. United and Promark shall notify Parent of any breach of any representation or warranty of Parent or Merger Sub of which United or Promark has Knowledge prior to the Closing. Parent shall notify United and Promark of any breach of any representation or warranty of United or Promark of which Parent has Knowledge prior to the Closing.

9.2 Public Disclosures. The Parties will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by Applicable Law. The Parties shall issue a joint press release, mutually acceptable to United and Parent, promptly upon execution and delivery of this Agreement.

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9.3 Confidentiality. Each Party shall hold, and shall use its best efforts to cause its respective auditors, attorneys, financial advisors, bankers and other consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all Confidential Information of its other Parties. No Party shall release or disclose such Confidential Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement.

9.4 Other Actions. None of United, Promark, Parent, Merger Sub shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Agreement not being satisfied, or delay the Effective Time or (unless such action is required by Applicable Law) which would have a Material Adverse Effect on the ability of United or Parent to obtain any Consents required for the consummation of the Merger without imposition of a condition or restriction which would have a Material Adverse Effect on the Surviving Corporation or which would otherwise materially impair the ability of United or Parent to consummate the Merger in accordance with the terms of this Agreement or materially delay such consummation. Without limiting the generality of the foregoing, United shall use its Best Efforts to obtain all Consents required of Third Parties in respect of the Merger under all material Contracts to which United is a party, including without limitation lessor consents under the lease of United’s corporate headquarters.

9.5 Cooperation.

(a) Parent, Merger Sub, United, and Promark shall together or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the Merger and cooperate in making any such filings promptly and in seeking to obtain timely any such Consents, (ii) use their respective commercially reasonable efforts to cause to be lifted any impediment preventing consummation of the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another’s counsel all such information as may be required to affect the foregoing actions.

(b) Subject to the terms and conditions herein provided, and unless this Agreement shall have been validly terminated as provided herein, each of Parent, Merger Sub, United, and Promark shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to this Agreement and to consummate the Merger, subject to the vote of its stockholders, and (ii) to obtain (and to cooperate with the other party to obtain) any Consent by any Governmental Body and/or any Third Party which is required to be obtained or made by such Party or any of its Affiliates in connection with this Agreement and the Merger. Each of Parent, United, and Promark will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their Affiliates in connection with the foregoing.

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9.6 Notice of Subsequent Events. Each Party shall notify each other Party of any changes, additions or events of which any of them has or obtains Knowledge as to which it concludes or reasonably should conclude would cause any material change in or material addition to any Disclosure Schedule delivered by any Party under this Agreement or otherwise would, in the reasonable judgment of the notifying Party, likely result in a breach of this Agreement prior to the Closing Date, promptly after the occurrence of the same.

9.7 Filing of SEC Reports. Parent shall prepare and file all Parent SEC Reports with the SEC on a timely basis and in full compliance with all SEC rules and regulations. In the event that the SEC issues any comments regarding a Parent SEC Report, then Parent will use its Best Efforts to address and respond to such comments in a complete manner as soon as reasonably practicable.

ARTICLE X. CONDITIONS TO CLOSING.

10.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Parent, Merger Sub and United):

(a) None of Parent, Merger Sub, United or Promark shall be subject to any Order by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of Parent effectively to exercise full rights of ownership of the common stock of the Surviving Corporation or any material portion of the assets or Business, taken as a whole.

(b) No statute, rule or regulation, shall have been enacted by any Governmental Body that makes the consummation of the Merger illegal.

(c) Parent, Merger Sub and United shall have received all Consents of Third Parties that are required of such Third Parties prior to the consummation of the Merger, in form and substance acceptable to Parent or United, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a Material Adverse Effect on the Surviving Corporation.

10.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a) The representations and warranties of United and Promark contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date, and each of the representations and warranties of United and Promark that are not so qualified shall be true in all material respects.

(b) United and Promark shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by United and Promark at or prior to the Closing.

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(c) There shall not be threatened, instituted or pending any Proceeding by or before any court or Governmental Body requesting or looking toward an Order that (a) restrains or prohibits the consummation of the Merger, (b) could have a Material Adverse Effect on Parent’s ability to exercise control over or manage United and Promark after the Closing or (c) could have a Material Adverse Effect on United or Promark.

(d) On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Merger.

(e) United and Promark shall have delivered to Parent a certificate, dated the Closing Date, executed by a duly authorized officer of United and Promark certifying the fulfillment of the conditions specified in Sections 10.2(a), (b) and (c).

(f) Each of United and Promark shall have delivered to Parent and Merger Sub a certificate, dated the Closing Date, executed by its Secretary, certifying as to (i) its Governing Documents, (ii) resolutions with respect to the Merger adopted by its board of directors and shareholders attached thereto, and (iii) incumbency and signatures of the persons who have executed this Agreement and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement.

(g) All documents to be delivered by United and Promark to Parent and Merger Sub at the Closing shall be satisfactory in form and substance to Parent and Merger Sub.

(h) All Consents of all Third Parties and Governmental Bodies shall have been obtained that are necessary, in the opinion of Parent counsel, in connection with (a) the execution and delivery by United and Promark or (b) the consummation by United of the Merger, and copies of all such Consents shall have been delivered to Parent.

10.3 Conditions to the Obligations of United and Promark. The obligations of United and Promark under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Parent and Merger Sub that are not so qualified shall be true in all material respects.

(b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by Parent and Merger Sub at or prior to the Closing.

(c) There shall not be threatened, instituted or pending any Proceeding by or before any court or Governmental Body requesting or looking toward an Order, that (a) restrains or prohibits the consummation of the Merger or (b) could reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

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(d) On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Merger.

(e) Parent and Merger Sub shall have delivered to United and Promark a certificate, dated the Closing Date, executed by a duly authorized officer of Parent and Merger Sub, certifying to the fulfillment of the conditions specified in Sections 10.3(a), (b) and (c).

(f) Parent and Merger Sub shall have delivered to United and Promark a certificate, dated Closing Date, executed by the Secretary of Parent, certifying as to (i) Parent and Merger Sub’s Governing Documents, (ii) resolutions with respect to the Merger adopted by Parent’s and Merger Sub’s respective boards of directors and Merger Sub’s shareholder attached thereto, and (iii) incumbency and signatures of the persons who have executed this Agreement and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement.

(g) All documents to be delivered by Parent and Merger Sub to United at the Closing shall be satisfactory in form and substance to United and Promark.

(h) All Consents of all Third Parties and Governmental Bodies shall have been obtained that are necessary, in the opinion of counsel to United, in connection with (a) the execution and delivery by Parent and Merger Sub of this Agreement, and (b) the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, and copies of all such Consents shall have been delivered to United.

(i) Parent shall deliver, or cause to be delivered, to United, to Promark, and to certain employees of Parent and Promark, as the case may be, employment agreements in the forms attached hereto as Exhibits 3A, 3B, 3C and 3D, duly executed by Parent or by Promark, as the case may be.

(j) Parent shall have satisfied all outstanding liabilities set forth on Schedule 10.3(j), and evidence of such satisfaction shall have been delivered to United and Promark in form and substance acceptable to United.

ARTICLE XI. TERMINATION, AMENDMENT AND WAIVER.

11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Parent, Merger Sub and United;

(b) by Parent, Merger Sub, United or Promark:

(i) if the Merger shall not have been consummated on or before April 20, 2012, unless the failure to consummate the Merger is the result of a willful and material Breach of this Agreement by the Party seeking to terminate this Agreement;

(ii) if any court of competent jurisdiction or other Governmental Body shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

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(iii) in the event of a Breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such Breach (provided that the terminating Party is not then in Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(iv) in the event that (i) all of the conditions to the obligation of such Party to effect the Merger set forth in Section 10.1 shall have been satisfied and (ii) any condition to the obligation of such Party to effect the Merger set forth in Section 10.2 (in the case of Parent or Merger Sub) or Section 10.3 (in the case of United and Promark) is not capable of being satisfied prior to April 20, 2012; or

(v) if there shall have occurred prior to the Effective Time changes in Applicable Law that, in the aggregate, shall have a Material Adverse Effect on United or Parent.

11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party except to the extent that such termination results from the willful and material Breach by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, in which case the terminating Party shall have the right to pursue any remedies available to it at law or in equity.

11.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.4 Extension; Waiver. At any time prior to the Effective Time, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

11.5 Procedure for Termination, Amendment Extension or Waiver. A termination of this Agreement pursuant to Section 11.1, an amendment of this Agreement pursuant to Section 11.3, or an extension or waiver pursuant to Section 11.4 shall, in order to be effective, require in the case of Parent, Merger Sub or United, action by its Board of Directors or the duly authorized designee of the Board of Directors.

ARTICLE XII. MISCELLANEOUS.

12.1 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

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If to Parent or Merger Sub:

Sand Hills, Inc.

25 Sunrise Point

Irmo, SC 29063

with a copy (which shall not constitute notice) to:

Ruffa & Ruffa, P.C.

110 East 59th Street

New York, NY 10022

Attention: William P. Ruffa

Telephone: (212) 355-0606

Facsimile: (877) 329-7833

If to United or Promark:

Promark Technology, Inc.

10900 Pump House Road, Suite B

Annapolis Junction, Maryland 20701-1203

Attention: Dale Foster, CEO

Telephone: (240) 280-8030 x209

Facsimile: (301) 725-7869

Email: dalef@promarktech.com

with a copy (which shall not constitute notice) to:

Venable LLP

750 E. Pratt Street

Baltimore, Maryland 21202

Attention: W. Bryan Rakes, Esquire

Telephone: (410) 528-2303

Facsimile: (410) 244-7742

Email: wbrakes@venable.com

All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next Business Day following the deposit of such communications with the overnight courier.

12.2 Further Assurances. Each Party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

12.3 Governing Law; Venue.

(a) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts of law principles.

(b) To the extent that a Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations pursuant to this Agreement.

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(c) Each Party hereby irrevocably submits to the jurisdiction of any federal court located in the State of Maryland (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement brought by Parent or Merger Sub. Each Party hereby irrevocably submits to the jurisdiction of the United States District Court for the District of Maryland, Baltimore Division (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement brought by United or Promark. Each Party hereby irrevocably and unconditionally waives and agrees not to plead, to the fullest extent provided by law, any objection it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

12.4 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

12.5 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

12.6 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

12.7 Integration of Exhibits and Disclosure Schedules. All Exhibits and Disclosure Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

12.8 Entire Agreement. This Agreement, including all Exhibits and Disclosure Schedules attached hereto and thereto contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

12.9 Expenses. Except as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

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12.10 Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

12.11 Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns, and no other person, including any Person that may claim to be a third party beneficiary, shall acquire or have any right under or by virtue of this Agreement. No Party may assign any right or obligation hereunder without the prior written consent of the other Parties.

12.12 No Rule of Construction. The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

(SIGNATURES FOLLOW BEGINNING ON THE NEXT PAGE)

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IN WITNESS WHEREOF, United, Promark, Parent, and Merger Sub have caused this Agreement to be executed by their respective duly authorized officers, all as of the Agreement Date.

UNITED:

UNITED STRATEGIES, INC.,

a Delaware corporation

By: /s/ Dale Foster

          Dale Foster, CEO

PROMARK:

PROMARK TECHNOLOGY, INC.,

a Maryland corporation

By: /s/ Dale Foster

          Dale Foster, CEO

PARENT:

SAND HILLS, INC.,

a Nevada corporation

By: /s/ Edmund R. Selby

          Edmund R. Selby, President

MERGER SUB:

PROMARK ACQUISITION CORPORATION

a Delaware corporation

By: /s/ Edmund R. Selby

          Edmund R. Selby, President of Sand Hills, Inc., Sole Stockholder

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SCHEDULE OF EXHIBITS

Exhibit 1 Disclosure Schedules

Exhibit 2 Parent 2012 Omnibus Stock Plan

Exhibit 3A-D Employment Agreements

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